Exhibit 4.40
SUPPLEMENTAL LETTER No 5
(Change of Flag for m.t. "SIMONE" from Belgian to French Flag)
To:
Euronav NV
20 De Gerlachekaai
2000 Antwerp
Belgium

as Borrower
23 May 2019
Dear Sirs
Loan Facility of US$409,500,000 to Euronav NV
We refer to the loan agreement dated 16 December 2016 (as amended by a supplemental letter dated 19 January 2018, a supplemental letter no. 2 dated 12 November 2018 (as amended by a side letter dated 4 January 2019), a supplemental letter no. 3 dated 7 February 2019 and a supplemental letter no. 4 dated 3 May 2019, together the "Loan Agreement") made between (i) Euronav NV as borrower, (ii) the banks and financial institutions listed in Schedule 1 to the Loan Agreement as Lenders, (iii) the Swap Banks (as defined therein), (iv) the Lead Arrangers (as defined therein), (v) the Co-arrangers (as defined therein), (vi) the Bookrunners (as defined therein), (vii) Nordea Bank Abp, filial i Norge (previously known as Nordea Bank AB (publ), filial i Norge) as agent and (viii) Nordea Bank Abp, filial i Norge (previously known as Nordea Bank AB (publ), filial i Norge) as security trustee (the "Security Trustee").
Word and expressions defined in the Loan Agreement shall have the same meanings when used herein. In addition, in this letter:
"Simone Mortgage" means the first preferred French mortgage on the "SIMONE" to be executed by the Borrower in favour of the Lenders in the Agreed Form.

1	The Borrower has advised the Agent that the vessel "SIMONE" ("SIMONE") will be transferred from Belgian to French flag and remain in the ownership of the Borrower.

2
In accordance with clause 14.2 (Ship's name and registration) of the Loan Agreement, a Borrower may change the registry of the Ship owned by it to an Approved Flag without the consent of the Lenders subject to the Borrower, as the case may be, providing the Creditor Parties with replacement security at the time of such transfer (in form and substance satisfactory to the Agent) so that the Creditor Parties have the same security on that Ship and subject to any appropriate consequential amendments to the Finance Documents.

3	With effect from the date of the transfer of SIMONE from Belgian to French flag the Finance Documents shall be, and shall be deemed by this Agreement to have been amended as follows:

(a)
by amending the definition of "Mortgage" in relation to SIMONE in clause 1.1 of the Loan Agreement, and references thereto throughout the Loan Agreement and other relevant Finance Documents, to refer to the Simone Mortgage; and

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(b)
by amending all references to "SIMONE" in the Loan Agreement and other relevant Finance Documents to mean the VLCC named "SIMONE" and registered in the ownership of the Borrower under the laws and flag of France with IMO Number 9537769.

4	The Agent shall receive in all respects in form and substance satisfactory to the Agent and its lawyers:

(a)
for the Borrower, documents of the kind referred to in paragraphs 2, 3 and 4 of Part A to Schedule 4 of the Loan Agreement (or, if applicable, in the case of the constitutional documents for the Borrower, confirmation that these have not been amended since the date of which copies of such documents were last provided to the Agent);

(b)	documentary evidence that:

(i)	the SIMONE is definitively and permanently registered in the name of the Borrower on French flag;

(ii)	the SIMONE is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(iii)	the Simone Mortgage has been duly registered against the SIMONE as a valid first preferred ship mortgage in accordance with the laws of France; and

(iv)
notwithstanding the transfer of the flag registry of the SIMONE to French flag, it is insured in accordance with the provisions of the Loan Agreement and all requirements therein in respect of insurances have been complied with;

(c)	favourable legal opinions in relation to this letter and the Simone Mortgage from lawyers appointed by the Agent on such matters concerning the laws of Belgium and France as the Agent may require; and

(d)	confirmation acceptable to the Agent from the insurance brokers that the insurances remain unaltered following the change of flag for the SIMONE.

5	All other terms and conditions of the Loan Agreement and the other Finance Documents are to remain in full force and effect.

6	This letter may be executed in any number of counterparts.

7
This letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English Law. The provisions of clause 38.2 (Exclusive English jurisdiction) to 38.6 (Meaning of "proceedings") (inclusive) of the Loan Agreement shall be incorporated into this letter as if set out in full herein with references to this Agreement construed as references to this letter.

Please confirm your agreement to this letter by signing below.
/s/ Kieron Edward Conor Ferguson
Kieron Edward Conor Ferguson
Attorney-in-Fact
__________________________________
for and on behalf of
NORDEA BANK ABP, FILIAL I NORGE (formerly known as NORDEA BANK AB (PUBL), FILIAL I NORGE)

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as Agent for the Lenders
We hereby acknowledge receipt of the above letter and confirm our agreement to the terms hereof and confirm that the Finance Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for our obligations under the Loan Agreement.
/s/ George Garthwaite
George Garthwaite
Attorney-in-Fact
_________________________________
for and on behalf of
EURONAV NV
as Borrower
23 May 2019

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